Exhibit 5

May 9, 2005

SunOpta Inc.

2838 Bovaird Drive

Norval, Ontario

L0P 1K0

Dear Sirs:

Re: SunOpta Inc. Form S-8 Registration Statement

I have acted as Canadian counsel for SunOpta Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company under the Securities Act of 1933 of the United States relating to the issuance and sale by the Company of common shares without nominal or par value of the Company (the “Common Shares”) which are issuable on exercise of options granted under the Company’s 2002 Stock Option Plan, as amended (the “Plan”), as well as the common shares issuable under the Company’s Employee Stock Purchase Plan (“ESPP”) adopted by the shareholders in 2003.

I have made such examination of the corporate records of the Company and applicable laws as I have considered necessary or appropriate in the circumstances.

On the basis of the foregoing I advise you that, in my opinion, the Common Shares issuable under the Plan and the ESPP will, when issued and paid for in accordance with the Plan and the ESPP, be legally issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to my name it items 5, 6, and 8.

Yours very truly,

“Benjamin Chhiba”

Benjamin Chhiba

Vice President & General Counsel